Exhibit 10.1

STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (“Agreement”) is made on May 19, 2005 among Minoru Aoo (“Buyer”), M&A Create Co., Ltd. (“M&A”), a corporation organized under the laws of Japan, and Harris Interactive International Inc. (“HII” or “Seller”), a corporation organized under the laws of Delaware.

     Seller owns 1,814 shares of common stock par value ¥50,000 per share (being 100% of the outstanding shares) of M&A (the “M&A Shares”). M&A in turn owns 100% of the shares of stock of Adams Communications Co., Ltd (“Adams”), a company organized under the laws of Japan. Seller desires to sell, and Buyer desires to purchase, the M&A Shares.

     Seller owns 1,492 shares of common stock par value ¥50,000 per share (being 88.2% of the outstanding shares) of Harris Interactive Japan, K.K. (“HIJ”), a company organized under the laws of Japan (the “HIJ Shares”). M&A owns 200 shares of common stock par value ¥50,000 per share (being 11.8% of the outstanding shares) of HIJ. Following such sale and purchase of the M&A Shares, Buyer desires to cause M&A and Buyer to purchase the HIJ Shares.

     The Parties agree as follows:

1. DEFINITIONS

     For the purposes of this Agreement, the following terms and variations on them have the meanings specified in this Section:

     1.1 “Businesses” means, collectively, M&A, HIJ, Adams, and each of their respective businesses.

     1.2 “Closing” means the closing of the purchase and sale of the M&A Shares or the HIJ Shares, as the case may be.

     1.3 “Closing Date: means the date on which the Closing actually takes place.

     1.4 “Governing Document” means any charter, articles, bylaws, certificate, statement, statutes, or similar document adopted, filed or registered in connection with the creation, formation, or organization of an entity, and any contract among equity holders, partners or members of an entity.

     1.5 “Governmental Authorization” means any consent, license, permit or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any legal requirement.

     1.6 “Governmental Body” means any (a) nation, region, state, county, city, town, village, district, or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, or other entity and any court or other tribunal); (d)

multinational organization; (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory, or taxing authority or power of any nature; or (f) official of any of the foregoing.

     1.7 “Indemnified Person” is defined in Section 9.2(a).

     1.8 “Indemnifying Person” is defined in Section 9.2(a).

     1.9 “License Agreement” means the License Agreement made by the Parent Company and the Businesses relating to use of certain names and trademarks, effective the date of this Agreement.

     1.10 “Parent Company” means Harris Interactive Inc., the owner of 100% of the stock of HII.

     1.11 “Parties” means, respectively, (i) Seller and (ii) Buyer and the Businesses.

     1.12 “SEC” means the United States Securities and Exchange Commission.

     1.13 “Support Services Agreement” means the Support Services Agreement made by the Parent Company and the Businesses relating to certain support services to be provided following the closing of the Transactions.

     1.14 “Transactions” means all of the transactions contemplated by this Agreement.

2. SALE OF M&A SHARES

     2.1 Transfer of Shares. Upon the terms and subject to the conditions set forth in this Agreement, Seller will sell the M&A Shares to Buyer, and Buyer will purchase the M&A Shares from Seller, effective on the date of this Agreement.

     2.2 Purchase Price. The purchase price for the M&A Shares shall be paid by Buyer in cash and stock as follows:

          (a) Two Hundred Forty-Three Thousand Eight Hundred Eleven (243,811) shares of common stock (the “Harris Shares”) of the Parent Company, plus

          (b) $53,370.

     2.3 Deliveries at Closing. At the Closing:

          (a) Seller will deliver to Buyer:

     (i) certificates in Seller’s possession representing the M&A Shares;

     (ii) certificates in Seller’s possession representing the Adams Shares, duly issued in the name of M&A;

     (iii) a release in the form of Exhibit 2.3(a) executed by Seller;

     (iv) a copy of the resolution of Seller’s board of directors approving the transfer of the M&A Shares to Buyer; and

     (v) a copy of the resolution of M&A’s board of directors approving the transfer of the M&A Shares to Buyer.

     (b) Buyer will deliver to Seller:

     (i) certificates representing the Harris Shares, duly endorsed in blank (or accompanied by duly executed stock powers in blank);

     (ii) $53,370 by Buyer’s personal check drawn on a U.S. bank; and

     (iii) a release in the form of Exhibit 2.3(b) executed by Buyer.

3. SALE OF HIJ SHARES

     3.1 Transfer of Shares. Upon the terms and subject to the conditions set forth in this Agreement, effective on the date of this Agreement immediately following the purchase and sale contemplated by Section 2.1:

          (a) Seller will sell 169 (being 10%) of the HIJ Shares (the “Buyer-HIJ Shares”) to Buyer, and Buyer will purchase the Buyer HIJ Shares from Seller, and

          (b) M&A will purchase the remaining 1,323 (being 78.2%) of the HIJ Shares (the “M&A-HIJ Shares”) from Seller and M&A will purchase the M&A HIJ Shares from Seller.

     3.2 Purchase Price. The purchase price for the Buyer-HIJ Shares shall be $7,287, and the purchase price for the M&A-HIJ Shares shall be $57,045.

     3.3 Deliveries at Closing. At the Closing:

          (a) Seller will deliver to Buyer certificates in Seller’s possession representing the Buyer-HIJ Shares.

          (b) Seller will deliver to M&A certificates in the Seller’s possession representing the M&A-HIJ Shares.

          (c) Seller will deliver to M&A and Buyer:

     (i) the release in the form of Exhibit 2.3(a) executed by Seller;

     (ii) a copy of the resolution of Seller’s board of directors approving the transfer of the HIJ Shares to Buyer and M&A; and

     (iii) a copy of the resolution of HIJ’s board of directors approving the transfer of the HIJ Shares to Buyer and M&A.

          (d) M&A will deliver to Seller $57,045 by wire transfer to an account designated by HII.

          (e) Buyer will deliver to Seller $7,287 by wire transfer to an account designated by HII.

          (f) Buyer and M&A will deliver to Seller the release in the form of Exhibit 2.3(b) executed by Buyer.

4. REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer, as of the date of this Agreement, that:

     4.1 Organization And Good Standing. Each of M&A and HIJ is a company duly organized and validly existing under the laws of Japan.

     4.2 Power, Authorization, and Enforceability.

          (a) Seller has the absolute and unrestricted power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

          (b) All necessary actions of the board of directors of Seller have been taken to authorize the execution and delivery of this Agreement and the performance by Seller of its obligations under it.

          (c) Neither the execution and delivery of this Agreement nor the performance of any of the Transactions will contravene any provision of the Governing Documents of Seller, M&A, or HIJ.

          (d) Assuming due execution and delivery of this Agreement by Buyer, this Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms.

     4.3 Consents and Notices.

          (a) Seller is not required to give any notice to any Governmental Body in connection with the execution and delivery of this Agreement or the performance of any of the Transactions, except for:

                  (i) the required filing of disclosure documents describing the Transactions which Seller will file with the SEC, and

                  (ii) a press release to be issued in compliance with the Nasdaq Stock Market listing requirements.

          (b) Seller is not required to obtain any consent or Governmental Authorization in connection with such execution, delivery, or performance.

     4.4 Ownership of M&A Shares and HIJ Shares.

          (a) Seller has not assigned or otherwise transferred to any third party the M&A Shares.

          (b) Seller has not assigned or otherwise transferred to any third party the HIJ Shares.

          (c) Except for this Agreement, there are no contracts made by Seller relating to the issuance, sale, or transfer of the M&A Shares, the HIJ Shares, or the shares of Adams.

     4.5 Brokers Or Finders. Neither Seller nor any of its representatives has incurred any liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Transactions.

5. REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller, as of the date of this Agreement, that::

     5.1 Enforceability. Assuming due execution and delivery of this Agreement by Seller, this Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

     5.2 Consents and Notices.

          (a) Buyer is not required to give any notice to any Governmental Body in connection with the execution and delivery of this Agreement or the performance of any of the Transactions.

          (b) Buyer is not required to obtain any consent or Governmental Authorization in connection with such execution, delivery, or performance.

     5.3 Ownership of Harris Shares

          (a) Buyer is the record holder and beneficial owner of the Harris Shares, free and clear of all liens and encumbrances.

          (b) Except for this Agreement, there are no contracts relating to the issuance, sale, or transfer of the Harris Shares.

     5.4 Brokers Or Finders. Neither Buyer nor any of his representatives has incurred any liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Transactions.

     5.5 Buyer’s Access to Information.

          (a) Buyer acknowledges that because of his positions as a director and officer of the Businesses he (i) has been actively involved in management of each of the Businesses, (ii) has had a full access to their books, records, and financial statements, (iii) has controlled the issuance of shares of M&A and HIJ, and (iv) has all information necessary for him to evaluate and make a decision with respect to his investment in the M&A Shares and the HIJ Shares.

          (b) Buyer has reviewed all of Seller’s current filings with the SEC including its Form 8-K covering its earnings release for the quarter ended March 31, 2005 as filed with the SEC on or about May 5, 2005. Buyer has had the opportunity to meet with officers of the Parent Company, and to ask questions of them and receive answers regarding the current financial status and business operations of the Parent Company and its affiliates, and has received sufficient information to enable him to make a fully informed decision to transfer his Harris Shares as part of the purchase price. Buyer will keep any non-public information received during such investigation confidential.

6. FURTHER AGREEMENTS OF THE PARTIES

     6.1 Acknowledgement Regarding Names and Trademarks. Buyer for himself and on behalf of the Businesses acknowledges that the names “Harris” and “HPOL” and all of their derivatives, and all other databases and intellectual property provided or developed by the Parent Company and its affiliates, are owned by and will remain the sole and exclusive property of the Parent Company after completion of the Transactions, subject to use permitted by the License Agreement and the Support Services Agreement. Buyer will not and will cause the Businesses not to register or use any of such names without the prior consent of the Parent Company. Buyer will and will cause the Businesses to take any reasonable and necessary steps to confirm the ownership of the Parent Company.

     6.2 Contracts and Relationships. Buyer shall cause the Businesses to take any and all necessary actions to assure that the Businesses are solely and exclusively responsible for all of the debts, liabilities, obligations, and customer and employment relationships related to the Businesses after closing of the Transactions, so that Seller, the Parent Company, and their affiliates have no liability of any kind related to the Businesses after the date of this Agreement.

     6.3 No Representations and Warranties (“As Is”). Except for the representations and warranties contained in this Agreement, neither Buyer nor Seller make any representation or warranty, express or implied, with respect to the Businesses or the Transactions.

     6.4 Resignations. At Buyer’s request, Seller will obtain the resignations of any officer or former officer of the Parent Company who is an officer or director of any of the Businesses.

     6.5 Public Announcements. The Parties acknowledge that (i) a Form 8-K will be filed with the SEC together with copies of this Agreement, the License Agreement, and the Support Services Agreement, and (ii) a press release regarding the Transactions will be issued by the Parent Company, and (iii) disclosures will be included in the Company’s periodic reports filed with the Securities and Exchange Commission. Although the Parent Company retains the legal authority with respect to the filing and release, HII will cause the Parent Company to consult with Buyer regarding the language of the press release prior to its issuance. Thereafter, the parties will not disclose or discuss the Transactions except as reasonably necessary in connection with their respective businesses, such as with customers, suppliers, and employees.

     6.6 Accounting for Closing. Except as otherwise expressly provided herein, for any accounting purposes related to this Agreement the parties will account for the transaction as if Closing occurred on April 30, 2005.

7. CONDITIONS TO BUYER’S OBLIGATION TO CLOSE

     Buyer’s obligation to purchase the M&A Shares and the HIJ Shares, and to take the other actions required to be taken by Buyer at the Closing, is subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

     7.1 Deliveries. Seller shall have made all of the deliveries required by Section 2.3(a).

     7.2 Forgiveness of Interest and Inter-Company Payables and Receivables. Seller, for itself and the Parent Company, and the Businesses agree to offset intercompany accounts payable and receivables. After such offset, subject to receiving the payment described in Section 8.2, Seller and the Parent Company will forgive the net amount due to them at March 31, 2005 up to a maximum of $320,000. If the net amount due to the Parent Company from the Businesses on March 31, 2005 exceeds $320,000, then the Businesses will make a payment of the excess amount to the Parent Company within 45 days after the Closing Date. Subject to the Buyer’s compliance with Section 8.2, the Seller for itself and the Parent Company also agree to forgive interest related to demand loans made by Seller and/or the Parent Company to the Businesses.

8. CONDITIONS TO SELLER’S OBLIGATION TO CLOSE

     Seller’s obligation to sell the M&A Shares and the HIJ Shares, and to take the other actions required to be taken by Seller at the Closing, is subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

     8.1 Deliveries. Buyer shall have made all of the deliveries required by Section 2.3(b).

     8.2 Demand Loan Payment. The Businesses shall have delivered by wire transfer $1,850,000 in payment of demand loans made by Seller and/or the Parent Company to them.

9. INDEMNIFICATION; REMEDIES

     9.1 Indemnification. Each of the Parties will jointly and severally indemnify and hold harmless the other (including the employees, officers, directors, representatives, and affiliates of the other) from any loss, cost, claim, or liability arising, directly or indirectly, from or in connection with:

          (a) any breach of any representation or warranty made by such Party in this Agreement;

          (b) any breach by such Party of any covenant or obligation in this Agreement.

     9.2 Procedure For Indemnification—Defense Of Third-Party Claims.

          (a) Promptly after receipt by a Party entitled to indemnity under Section 9.1 (an “Indemnified Person”) of notice of the assertion of a third-party claim against it, the Indemnified Person will, if a claim is to be made against a Party obligated to indemnify under Section 9.1 (an “Indemnifying Person”), give notice to the Indemnifying Person of the assertion of such claim. An Indemnified Person’s failure to notify an Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to the Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the resolution of such claim is prejudiced by the Indemnified Person’s failure to give such notice.

          (b) If any claim referred to in Section 9.2(a) is brought against an Indemnified Person by means of a legal proceeding and the Indemnified Person gives notice to the Indemnifying Person of the commencement of such proceeding, the Indemnifying Person will be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding with counsel satisfactory to the Indemnified Person (unless (i) the Indemnifying Person is also a party to such proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding). After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such proceeding, the Indemnifying Person will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such proceeding, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of legal requirements or any violation of the rights of any person or entity and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (iii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent.

          (c) If notice is given to an Indemnifying Person of the commencement of any proceeding and the Indemnifying Person does not, within ten days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such proceeding, the Indemnifying Person will be bound by any determination made in such proceeding or any compromise or settlement effected by the Indemnified Person.

          (d) Notwithstanding the provisions of Section 10.8 the Parties consent to the non-exclusive jurisdiction of any court in which a proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such proceeding or the matters alleged therein. The Parties agree that process may be served on the Parties with respect to such a claim anywhere in the world.

     9.3 Procedure For Indemnification—Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party obligated to indemnify pursuant to Section 9.1 and will be paid promptly after such notice.

10. GENERAL PROVISIONS

     10.1 Expenses. Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transactions, including all fees and expenses of its representatives, and any taxes imposed on it related to the Transactions.

     10.2 Notices. All notices under this Agreement shall be in writing and will be deemed given to a Party when (a) delivered to the appropriate address by hand or by recognized courier service such as FedEx or UPS (costs prepaid for overnight delivery); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a Party may designate by notice to the other Parties):

If to Buyer:
Attention: Minoru Aoo, President and CEO
Address: K.K. M&A Create
2-40-7, Kojimacho
Chofu-shi, Tokyo 182-0026
Japan
Facsimile No.: 0424-88-6689
E-mail Address: m-aoo@aaa.co.jp

If to Seller:
Harris Interactive Inc.
135 Corporate Woods
Rochester, NY 14623
Attention: CFO
Facsimile No.: 585-272-8763
E-mail Address: fconnolly@harrisinteractive.com

with a copy (which will not constitute notice) to:
Harris Beach PLLC
Attention: Beth Ela Wilkens, Esq.
99 Garnsey Road
Pittsford, NY 14534
Facsimile No.: 585-419-8818
E-mail Address: bwilkens@harrisbeach.com

     10.3 Further Actions. Upon the request of any Party, the other Parties will (a) furnish to the requesting Party any additional information, (b) execute and deliver, at their own expense,

any other documents, and (c) take any other actions as the requesting Party may reasonably require to more effectively carry out the intent of this Agreement and the Transactions.

     10.4 Entire Agreement And Modification. This Agreement supersedes all prior agreements among the Parties with respect to its subject matter (including the Term Sheet) and constitutes (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be waived, amended, supplemented or otherwise modified except in a written document executed by each of the Parties. Neither any failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege.

     10.5 Severability, Drafting. If a court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part will remain in full force and effect to the extent not held invalid or unenforceable. The Parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that Party or its legal representative drafted the provision.

     10.6 Assignments, Successors. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of each Party’s heirs, executors, administrators, successors, and permitted assigns.

     10.7 Governing Law. This Agreement will be governed by and construed under the laws of New York, without regard to conflicts of laws principles that would require the application of any other law.

     10.8 Arbitration. If any dispute arises in connection with this Agreement, before resorting to litigation the Parties will endeavor to solve the dispute by an arbitration conducted in accordance with the rules of the International Chamber of Commerce but not under its auspices. The site of the arbitration shall be New York, New York if arbitration is initiated by Buyer, or at the Japan Commercial Arbitration Association (JCAA) in Tokyo, Japan if arbitration is initiated by Seller. In the event of any such dispute, the Parties shall jointly appoint an arbitrator. If either Party fails to agree to an arbitrator selected by the other Party within 15 days after notice of such selection has been given, each Party shall appoint its own arbitrator within 20 days after such notice. Also within said 20 day period, the Parties shall also jointly request the appointment by the International Chamber of Commerce of a third arbitrator. Notwithstanding the foregoing, the arbitrator shall be bound by the provisions of this Agreement and the applicable law of New York in resolving any such dispute.

     10.9 Counterparts; Language. This Agreement may be executed in one or more counterparts. This Agreement has been prepared and executed in the English language. No authorized translation has been prepared or executed. Any translations into the Japanese language that may be prepared by or for any Party are for convenience only and the English language version of this Agreement shall govern. All written correspondence between the Parties shall be in the English language

     The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

[Signature Pages Follow]

Seller:

HARRIS INTERACTIVE INTERNATIONAL INC.

By:	/s/ Gregory T. Novak

Title:	Chief Executive Officer

Buyer:

/s/ Minoru Aoo
MINORU AOO

M&A CREATE CO., LTD.

By:	/s/ Minoru Aoo

Title:	President and CEO

EXHIBIT 2.3(a)
FORM OF SELLER RELEASE

     This Release is being executed and delivered in accordance with Section 2.3(a) of the Stock Purchase Agreement among Minoru Aoo, M&A Create Co., Ltd., and Harris Interactive International Inc. (the “Agreement”). Capitalized terms used in this Release have the meanings given to them in the Agreement. In order to induce Buyer to complete the Transaction, Seller and Parent Company (with the Seller and Parent Company jointly and severally called “Harris”) make the following agreement.

     Harris hereby releases and forever discharges the Buyer and each of the Businesses (including their respective past and present representatives, employees, directors, officer, affiliates, stockholders, successors and assigns), individually called a “Releasee” and collectively called “Releasees”, from any and all claims, demands, proceedings, causes of action, obligations, contracts, agreements debts and liabilities whatsoever, whether known or unknown, both at law and in equity, which Harris now has, have ever had or may hereafter have against the respective Releasees arising (i) on or prior to the date of the Agreement or (ii) on account of or arising out of any matter, cause or event occurring on or prior to date of the Agreement. Nothing contained in this Release shall release any obligations of any Releasees arising under the Agreement or the License Agreement or the Support Services Agreement. The Releasees hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand, or commencing or causing to be commenced any proceeding of any kind, against any Releasee based upon any matter released by this Release.

     If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. This Release may not be changed except in a writing by the person against whose interest such change shall operate.

     This Release shall be governed by and construed under the laws of the State of New York without regard to principles of conflicts of law.

     IN WITNESS WHEREOF, each of the undersigned have executed and delivered this Release as of this ___day of May, 2005.

HARRIS INTERACTIVE INC.	HARRIS INTERACTIVE INTERNATIONAL INC.

By:	By:

Title:	Title:

EXHIBIT 2.3(b)
FORM OF BUYER RELEASE

     This Release is being executed and delivered in accordance with Section 2.3(b) of the Stock Purchase Agreement among Minoru Aoo, M&A Create Co., Ltd., and Harris Interactive International Inc. (the “Agreement”). Capitalized terms used in this Release have the meanings given to them in the Agreement. In order to induce Seller to complete the Transaction, Buyer and the Businesses (with the Buyer and the Businesses jointly and severally called “Japanese Parties”) make the following agreement.

     The Japanese Parties hereby release and forever discharges the Seller and the Parent Company (including their respective past and present representatives, employees, directors, officer, affiliates, stockholders, successors and assigns), individually called a “Releasee” and collectively called “Releasees”), from any and all claims, demands, proceedings, causes of action, obligations, contracts, agreements debts and liabilities whatsoever, whether known or unknown, both at law and in equity, which the Japanese Parties now has, have ever had or may hereafter have against the respective Releasees arising (i) on or prior to the date of the Agreement or (ii) on account of or arising out of any matter, cause or event occurring on or prior to date of the Agreement. Nothing contained in this Release shall release any obligations of any Releasees arising under the Agreement or the License Agreement or the Support Services Agreement. The Releasees hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand, or commencing or causing to be commenced any proceeding of any kind, against any Releasee based upon any matter released by this Release.

     If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. This Release may not be changed except in a writing by the person against whose interest such change shall operate.

     This Release shall be governed by and construed under the laws of the State of New York without regard to principles of conflicts of law.

     IN WITNESS WHEREOF, each of the undersigned have executed and delivered this Release as of this ___day of May, 2005.

[Signature Page Follows]

MINORU AOO

HARRIS INTERACTIVE JAPAN, K.K.

By:

Title:

M&A CREATE CO., LTD.

By:

Title:

ADAMS COMMUNICATIONS, LTD.

By:

Title: